Exhibit 10.2

_______________ , 2026
Re: Retention Program
Dear ______________:
As you know, your leadership is very important to the successful execution of our strategic plans, and Cornerstone Building Brands, Inc., a Delaware corporation (the “Company”) is delighted to advise that you have been selected to participate in a “Retention Program,” to ensure that the Company will have the benefit of your continued employment and your strong commitment to the Company. This Retention Program provides you with a “Retention Bonus”, to be paid to you in accordance with this letter agreement.
Retention Bonus. You will be entitled to a Retention Bonus equal to the amount set forth on Schedule A attached to this letter, subject to your agreement to the terms of this letter agreement, as indicated by your signature below. The Retention Bonus will be paid no later than 30 business days following the date set forth on Schedule A attached to this letter (the “Retention Date”) subject to your continued employment through that date. The “Retention Period” shall start on the date set forth above and shall end on the Retention Date.
If your employment is terminated prior to the end of the Retention Period (a) by the Company without Cause (as such term is defined in your Employment Agreement with the Company, which agreement is referred to herein as the “Employment Agreement” or, if you are not party to an Employment Agreement with the Company including such term, as such term is defined in the Camelot Return Ultimate, LP 2022 Equity Incentive Plan), (b) in a termination that constitutes a termination for Good Reason under the Employment Agreement (if you are party to an Employment Agreement containing a definition of “Good Reason”) or (c) by the Company due to your death or disability (as such term is defined in Section 409A(a)(2)(C) of the Internal Revenue Code), you (or your estate as applicable) will be entitled to payment of any unpaid portion of the Retention Bonus no later than fifteen business days following such termination of employment or the effective date of a separation release agreement, whichever is later, subject to your timely execution of a separation release agreement and continued compliance with the restrictive covenants contained in the Employment Agreement and provided, that if your release consideration period (together with any applicable revocation period) spans two calendar years, then the Retention Bonus shall not be paid prior to January 1st of such second calendar year. The separation release agreement shall include a complete release of claims, a non-disclosure and non-disparagement requirement, an affirmation of the restrictive covenants contained in your Employment Agreement (or, if you are not party to an Employment Agreement with the Company including restrictive covenants, the separation release agreement shall contain customary restrictive covenants), and such other material terms as mutually agreed by you and the Company. If your employment terminates prior to the end of the Retention Period for any reason that is not expressly described in (a)-(c) of the first sentence of this paragraph, including for Cause or upon your voluntary resignation for any reason (except as provided in clause (b) of the first sentence of this paragraph, if applicable), you will forfeit all rights to receive any portion of the Retention Bonus.
For the avoidance of doubt, the payment of the unpaid portion of the Retention Bonus to you upon a qualifying termination of employment described in (a)-(c) above will be in addition to any severance payments and benefits to which you may otherwise be entitled under your Employment Agreement or the severance policy applicable to you at the time of your termination of employment, as applicable. Payment of the unpaid portion of the Retention Bonus upon such a qualifying termination of employment is not a replacement of any such severance payments or benefits you may also be eligible to receive.
Confidentiality. In exchange for payment of the Retention Bonus, the Company’s promise to continue to provide you with confidential information (including trade secrets) which you did not previously have or have access to, and so as to protect the Company’s legitimate business interests regarding trade secrets and confidential information, and in consideration of your continued employment, you hereby reaffirm and agree to be bound by the confidentiality covenants set forth in the Employment Agreement. If you are not party to an Employment Agreement with the Company including confidentiality covenants, you hereby agree that you will not, at any time during or following the termination of your employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to you in connection with your employment with the Company or any of its affiliates. As used herein, “Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and affiliates, that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, artwork, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information. Notwithstanding anything to the contrary in this letter agreement, the Employment Agreement or otherwise, nothing shall preclude you from making any truthful statements about the Company and its affiliates, (i) to the extent required or necessary by applicable law or regulation, (ii) in connection with any investigation being conducted into the business or operations of the Company or any of its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or any of its affiliates that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any of its affiliates or (iii) in a bona fide dispute between you and Company or any of its affiliates and reasonably related to a claim or defense therein. Nothing in this Agreement, the Employment Agreement or otherwise requires you to obtain the approval of, or give notice to, the Company or any of its affiliates, employees or representatives to take any action permitted under the immediately preceding sentence. For the avoidance of doubt, neither this agreement nor the Employment Agreement shall restrict you from making truthful statements or disclosing confidential information as (a) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (b) as required pursuant to an order or requirement of a court, administrative agency or other government body, in each case without notice to the Company. To the extent of any conflict between the express terms of this paragraph and the express terms of the Employment Agreement, the terms of this paragraph shall control.
This letter agreement may not be amended or modified, except by an agreement in writing signed by you and the Company. This letter agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this letter.

Payment of the Retention Bonus under this letter agreement is intended to be paid pursuant to the “short-term deferral” rule under Section 409A of the Internal Revenue Code. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to its conflict of law rules. All payments hereunder are subject to withholding for applicable income and employment taxes or otherwise as required by law. This letter shall be effective as of the date of your signature below.
We look forward to a very promising future. In order to be eligible to receive these payments and benefits, it is important that you sign this letter and return it to me as soon as practicable.
[Signature page follows]

Very truly yours,

Cornerstone Building Brands, Inc.

_______________________
Name:
Title:

Accepted and Agreed this ___ day of ___________, 2026:

_________________________
Name: